EXHIBIT 5
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May 27, 2003
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

               RE: Right Management Consultants, Inc.
                   2003 Employee Stock Purchase Plan

Ladies and Gentlemen:

         I am General Counsel of Right Management Consultants, Inc. (the "Company"), and I have represented the Company in connection with the preparation of the Registration Statement on Form S-8 of the Company relating to 1,000,000 shares of Common Stock, $.01 par value per share (the "Shares"), of the Company being registered for offer and sale pursuant to the Right Management Consultants, Inc. 2003 Employee Stock Purchase Plan (the "Plan").

         I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, the Plan and such other corporate documents and records as I have deemed necessary in order to render the opinion set forth below.

         Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.

         2. The Shares being offered under the Plan, when issued in accordance with and pursuant to the Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,
                                                /s/ Theodore A. Young
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                                                Theodore A. Young,
                                                General Counsel